EXHIBIT 10.21.2
Safeguard Scientifics, Inc.
435 Devon Park Drive, 800 Building
Wayne, PA 19087
December 14, 2006
Christopher J. Davis
7 Melissa Way
Plymouth Meeting, PA 19462
Dear Mr. Davis:
     This letter (hereinafter referred to as the “Agreement”) shall serve as notice to you of acceptance of your resignation of your board and officer positions as described in the next paragraph of this Agreement, effective December 15, 2006, and your resignation from employment, effective December 31, 2006 (the “Termination Date”) by Safeguard Scientifics, Inc. (“Safeguard”). In consideration of your execution of a general release of claims and non-competition agreement, Safeguard agrees to treat your cessation of employment as if it were a resignation by you with good reason under the severance agreement between you and Safeguard dated August 17, 2004 (the “Severance Agreement”).
     You acknowledge that you have resigned, effective December 15, 2006, from such Boards and officer positions with Safeguard and all affiliates and partner companies of Safeguard that you hold. You agree to deliver to Safeguard any and all resignation letters acceptable to Safeguard in order to effect such resignations.
     Subject to the terms and conditions set forth in this Agreement and the Severance Agreement, Safeguard shall provide you with the benefits set forth in Sections 1, 2(B), 3, 4, 5 and 6, and in the first sentence of Section 8, of the Severance Agreement and, in addition, your restricted stock grants made before October 2002 will become fully vested. These benefits, together with any benefits provided under the applicable terms of any other plan or program sponsored by the Safeguard, and applicable to you, shall be the only severance benefits or other payments in respect of your employment with Safeguard to which you shall be entitled, and will be in respect of all salary, accrued vacation and other rights that you may have against Safeguard or its affiliates.
     The following points are intended to clarify certain aspects of the references in the immediately preceding paragraph:
     (1) With respect to Section 1 of the Severance Agreement, your 2006 annual bonus will be finally determined by the Company at the same time as other eligible employees, but will not be less than 100 percent of your target bonus for 2006, which is $325,000.
     (2) The benefit plans reference in Section 4 of the Severance Agreement include the executive medical plan, provided that the maximum benefit under the executive medical plan will not exceed $5,000 for each of 2007 and 2008.
     (3) In lieu of the benefit described in Section 5 of the Severance Agreement relating to outplacement, at your election, the Company will pay you $15,000.

     (4) With respect to Section 8, subject to the other terms and conditions described in this Agreement, the Board has exercised its discretion to accelerate the vesting of the 3,334 unvested deferred stock units granted to you on January 12, 2004, and the 13,540 unvested deferred stock units granted to you on April 5, 2004.
     (5) It is mutually understood that you will take all of your accrued vacation days by December 31, 2006.
     (6) Your account under the Executive Deferred Compensation Plan will be credited with a matching contribution for 2006 on the same basis as other members of Safeguard’s executive team.
     Notwithstanding anything herein to the contrary, in the event that any amounts payable or shares deliverable under this Agreement or the Severance Agreement are or would be considered deferred compensation subject to an excise tax pursuant to Section 409A of the Code (or any applicable regulations or guidance promulgated by the Secretary of the Treasury in connection therewith) if paid or delivered within six (6) months following the Termination Date, such amounts and shares shall be paid or delivered, as the case may be, without interest, at the later of the time otherwise provided under the Severance Agreement or the time that will prevent such amounts from being considered deferred compensation under Section 409A of the Code.
     Enclosed are execution copies of the General Release and Agreement and the Non-Competition Agreement substantially in the forms attached to the Severance Agreement as Exhibits A and B. On or after December 31, 2006, please execute and return to us two copies of each agreement, and we will return to you one fully-executed copy of each agreement.
     If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to us the enclosed copy of this letter which will then constitute our legally binding agreement on this subject.

Sincerely,

Safeguard Scientifics, Inc.

By:	/s/ Steven J. Feder

Steven J. Feder
Title	Senior Vice President
I agree to the terms and conditions of this letter.

/s/ Christopher J. Davis Christopher J. Davis	Date: 12/14/06